Exhibit 99.1

NEWS RELEASE

Tenet Healthcare Corporation Headquarters Office 3820 State Street Santa Barbara, CA 93105 Tel 805.563.6855 Fax 805.563.6871 http://www.tenethealth.com
Contacts:	Media:	Harry Anderson (805) 563-6816
	Investors:	Thomas Rice (805) 563-7188
Diana Takvam (805) 563-6883

Tenet Amends Revolving Credit Agreement

October 27, 2003 – Tenet Healthcare Corporation (NYSE: THC) today announced that it has reached an agreement with sufficient participants in its bank group to amend certain terms of its revolving credit facility.  The amendment has been deemed effective as of September 30, 2003.

“We appreciate the strong and clear demonstration of support our bank group has shown Tenet as we work to address the issues facing the company,” said Stephen Farber, Tenet’s chief financial officer.  “It is rewarding to see that the long-term relationships we have forged with these important institutions have facilitated our quickly addressing the issues at hand.  This amendment enables us to move forward with appropriate financial flexibility.”

As previously announced, the company believes it is likely that it would have slightly exceeded its 2.5 times leverage ratio covenant (Consolidated Total Debt to Consolidated EBITDA as defined in the credit agreement and attached in Schedule A) based on preliminary results for the third quarter ended Sept. 30, 2003.  This amendment resolves this concern.  The company noted that it currently has approximately $200 million in unrestricted cash on hand, and as previously announced expects to receive net proceeds of approximately $630 million after taxes and transaction costs from pending asset sales before or around year end.  In addition, the company noted that, with the completion of this amendment, it is in compliance with all covenants in its credit agreement and debt indentures.

The key elements of the newly amended agreement include, among other items:

•                  Increasing the maximum leverage ratio from 2.5 to 3.5.

•                  In the leverage ratio, amending the definition of Consolidated EBITDA to exclude the effect of the recently announced write-down of doubtful accounts receivable and accelerating the write-down of self-pay accounts.  The amended definition of Consolidated EBITDA also excludes any future charges relating to bad debt of up to $250 million, cumulative over the remaining life of the credit agreement, if such charges exceed 10 percent of net operating revenue in any fiscal quarter.  The credit agreement expires March 1, 2006. (The original and amended definitions of Consolidated EBITDA are provided in the attached Schedule A.)

•                  In the leverage ratio, amending the definition of Consolidated Total Debt to subtract unrestricted cash in excess of outstanding revolving loans from such debt, to achieve a result commonly referred to as “net debt.”   With respect to the anticipated proceeds from the pending asset sales, since Tenet has no debt maturing prior to 2006, the company currently expects to maintain this cash on its balance sheet for general corporate purposes. (The original and amended definitions of Consolidated Total Debt are provided in the attached Schedule A.)

•                  Reducing the aggregate commitments available under the revolving credit facility, including funded loans and letters of credit, from $1.5 billion to $1.2 billion, with a limit for funded loans of $1 billion.

The agreement also adds a new covenant that restricts Tenet’s ability to repurchase non-credit line debt in excess of $50 million if the leverage ratio is greater than 2.5, unless the revolving credit facility is undrawn and the company would have a minimum of $100 million of unrestricted cash on hand following the repurchase of the debt.

In consideration for this amendment, Tenet will pay to participating banks a one-time fee equal to 50 basis points of their new level of commitment, and an additional potential one-time fee of 10 basis points if, in the future, the leverage ratio exceeds 3.25.  The pricing associated with both availability and draws under the credit agreement has not changed for debt incurred at or below a leverage ratio of 2.5, the maximum level of borrowing permitted under the agreement prior to this current amendment.  Pricing associated with leverage levels above 2.5, levels only possible as a result of this amendment, incorporates market-rate increases in interest rate margins and facility fees, although the effect of these increases on Tenet’s overall interest expense is not expected to be material.  In addition, Tenet will pay legal, administrative and other minor costs that in the aggregate are immaterial.

An amended and restated agreement will be attached as an exhibit to Tenet’s Form 10-Q for the third quarter of 2003, which will be filed with the Securities and Exchange Commission.  This agreement contains full detail of all covenant and pricing terms and conditions.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates 112 acute care hospitals with 27,424 beds and numerous related health care services.  Tenet and its subsidiaries employ approximately 113,526 people serving communities in 16 states.  Tenet’s name reflects its core business philosophy: the importance of shared values among partners - including employees, physicians, insurers and communities - in providing a full spectrum of health care.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Certain statements in this release may constitute forward-looking statements.  They are based on management’s current expectations and could be affected by numerous factors and are subject to various risks and uncertainties.  Certain of those risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s transition report on Form 10-K for the 7-month period ended Dec. 31, 2002 and quarterly reports on Form 10-Q.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

SCHEDULE A – LEVERAGE RATIO DEFINITIONS IN REVOLVING CREDIT
AGREEMENT

Original Agreement:

The leverage ratio is the ratio of “Consolidated Total Debt” (defined below) to the most recent four quarters “Consolidated EBITDA” (defined below).

“Consolidated Total Debt” means at any time, without duplication, the sum of (i) the consolidated Debt of the Borrower and its Subsidiaries, minus (ii) the lesser of (x) the outstanding principal amount of the Borrower’s 6% Exchangeable Subordinated Notes due 2005 or (y) the sum of (a) the aggregated market value of the shares of common stock of Ventas, Inc. for which such outstanding notes are exchangeable plus (b) the amount of proceeds from the sale by the Borrower of shares of common stock of Vencor, Inc. that are at such time, held in escrow for the benefit of holders of such Notes.

“Consolidated EBITDA” means, for any period of four consecutive Fiscal Quarters, the sum of (i) operating income plus (ii) to the extent deducted in determining such operating income, the sum of (x) depreciation and amortization and (y) impairment and other unusual charges (except, for any such period, to the extent that the aggregate amount of such charges that do not constitute Non-Cash Charges reported by the Borrower for all fiscal periods commenced after November 30, 2000 exceeds three percent of the Borrower’s consolidated total assets at the end of such four-quarter period), in each case for the Borrower and its Subsidiaries on a consolidated basis and determined (A) on a Pro Forma Basis and (B) in a manner consistent with the determination of the amount of any thereof reported in the consolidated statement of income for the Fiscal Year ended May 31, 2000 included in the Borrower’s annual report to shareholders for such Fiscal Year.

Amended Agreement:

“Consolidated Total Debt” means at any time, without duplication, the sum of (i) the consolidated Debt of the Borrower and is Subsidiaries, minus (ii) the consolidated amount of unrestricted cash and cash equivalents of the Borrower and its Subsidiaries which are not subject to Liens, to the extent such amount exceeds the aggregate principal amount of Loans then outstanding.

“Consolidated EBITDA” means for any period of four consecutive fiscal quarters, the sum of (i) operating income plus (ii) to the extent deducted in determining such operating income, the sum of (x) depreciation and amortization and (y) impairment and other unusual charges (except, for any such period, to the extent that the aggregate amount of such charges that do not constitute Non-Cash Charges reported by the Borrower for all fiscal periods commenced after November 30, 2000 exceeds three percent of the Borrower’s consolidated total assets at the end of such four-quarter period), in each case for the Borrower and its Subsidiaries on a consolidated basis and determined (A) on a Pro Forma Basis and (B) in a manner consistent with the determination of the amount of any thereof reported in the consolidated statement of income for the Fiscal Year ended May 31, 2000 included in the Borrower’s annual report to shareholders for such Fiscal Year, plus (iii) without duplication of any amounts described in clause (ii)(y), to the extent deducted in determining such operating income, (A) charges in an aggregate amount not in excess of $225,000,000 recorded in the Fiscal Quarter ended Sept. 30, 2003, and (B) charges in excess of 10.0% of net operating revenue in the Fiscal Quarter in which any such charges are recorded and in an aggregate amount not in excess of $250,000,000 recorded after the Fiscal Quarter ended Sept. 20, 2003, in each case in conjunction with the Borrower’s analysis of its accounts receivable, including changes in the Borrower’s accounting policy for provision for doubtful collection of accounts.